Exhibit 99.1

NEWS RELEASE

March 18, 2010

NCR Names Robert Fishman Chief Financial Officer

Accomplished company veteran selected for key leadership position

DULUTH, Ga. — NCR Corporation (NYSE: NCR) today named Robert Fishman as its Chief Financial Officer, reporting to NCR Chairman and Chief Executive Officer, Bill Nuti. Fishman, 46, has been serving as the company’s interim CFO since October, 2009, the latest in a series of senior financial management roles he has held since joining NCR in 1993. The appointment was made after extensive consideration of internal and external candidates.

“Bob’s proven himself to be an outstanding contributor throughout his career at NCR,” said Bill Nuti. “I’m very pleased to be able to announce Bob as CFO. He will facilitate a seamless transition with our senior leadership team and the finance organization. In addition to a very strong background in finance, Bob brings an invaluable depth of NCR experience to the CFO role. He’s built great teams and helped manage through some of the most complex periods in recent company history.”

Fishman earlier served as interim CFO from May 2007 through January 2008, during which time he was instrumental in managing the successful spinoff of Teradata, NCR’s former data warehousing business, while leading the finance organization during a period of consistent financial performance and company success.

“I’m delighted to take on this role in this great company at this time,” said Bob Fishman, chief financial officer of NCR. “My experiences over the past 17 years have given me confidence in my ability to add value. I look forward to working with Bill and the rest of NCR’s leadership team toward our vision and business goals.”

Earlier in his career, Fishman served in a variety of senior financial roles at NCR, including corporate controller, vice president of corporate planning, assistant corporate controller, chief financial officer of the Payment Solutions division, director of mergers and acquisitions and director of planning and pricing in Europe, Middle East and Africa (EMEA).

Before joining NCR, he worked with Price Waterhouse for six years in Toronto and London. He holds an honor’s degree in business administration from the University of Western Ontario, a master’s degree in business administration from The Wharton School of Business and holds CPA, Chartered Accountant and CFA certifications.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

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